EXHIBIT 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations:

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

This filing contains certain forward-looking statements with respect to our financial condition, results of operations and business, including statements under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” All of these forward-looking statements are based on estimates and assumptions made by our management, which, although we believe to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such estimates and statements. We cannot assure you that any of such estimates or statements will be realized and it is likely that actual results will differ materially from those contemplated by such forward looking statements. Factors that may cause such differences include:

•	volatility and changes in our advertising revenues;

•	restrictions on our operations due to, and the effect of, our significant leverage;

•	effects of complying with new accounting standards, including with respect to the treatment of our intangible assets;

•	inability to consummate acquisitions on attractive terms;

•	increases in our cost of borrowings or inability or unavailability of additional debt or equity capital;

•	increased competition, including from newer forms of entertainment and entertainment media or changes in the popularity or availability of programming;

•	increased costs, including increased capital expenditures as a result of necessary technological enhancements such as expenditures related to the transition to digital broadcasting, or acquisitions or increased programming costs;

•	effects of our control relationships, including the control that Hicks Muse and its affiliates have with respect to corporate transactions and activities we undertake;

•	adverse state or federal legislation or regulation or adverse determinations by regulators including adverse changes in, or interpretations of, the exceptions to the FCC “duopoly” rule;

•	and changes in general economic conditions in the markets in which we compete.

Many of these factors are beyond our, and our management’s, control. Forward-looking statements contained herein speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For further information or other factors, which could affect our financial results and such forward-looking statements, see “Item 1. Business — Risks Related to Our Business” and “Risks Related to Our Industry.”

Executive Summary

Our Business

We are an owner and operator of television stations in 14 mid-sized markets in the United States. We currently operate 24 stations and are headquartered in Providence, RI. Our operating revenues are derived from local and national advertisers and, to a much lesser extent, from the networks for the broadcast of their programming and from other broadcast-related activities.

We receive revenues for advertising time placed within and adjoining our locally originated programming and within and adjoining our network and syndicated programming. Advertising rates for a given station are set based upon a variety of factors, including the size and demographic makeup of the market served by the station, the number of advertisers competing for the available time, the availability of alternative advertising media in the station’s market area, a station’s overall ability to attract viewers in its market area and the program’s or station’s ability to attract viewers among particular demographic groups that an advertiser may be targeting. Our advertising rates are also affected by our sales efforts in the local and national arenas and the development of projects, features and programs that tie advertiser messages to programming. Approximately two-thirds of our advertising time sales are generated within our local markets compared to one-third of advertising time sales which are made to national advertisers.

Our advertising revenues are seasonal and are generally highest in the second and fourth quarters of each fiscal year, due in part to increases in retail advertising in the period leading up to and including the holiday season and active advertising in the spring. In addition, advertising revenues are generally higher during election years due to spending by political candidates. During years in which the Olympic Games are held, there is additional demand for advertising time and, as a result, increased advertising revenue associated with Olympic broadcasts. As a result, the fluctuation in our operating results is generally related to fluctuations in the revenue cycle within a year or on a year-to-year basis.

The broadcast television industry is also cyclical in nature, being affected by prevailing economic conditions. Since we rely on sales of advertising time for substantially all of our revenues, our operating results are sensitive to general economic conditions and regional conditions in each of the local market areas in which our stations operate.

We are also dependent to a significant degree on automotive-related advertising. Approximately 25%, 22% and 21% of our total net revenues for the years ended December 31, 2003, 2002 and 2001, respectively, consisted of automotive advertising. A significant change in these advertising revenues in the future could materially affect our results of operations. For a discussion of other factors that may affect our business, see “Risk Factors.”

Competition

One of the biggest challenges facing our industry today is the increase in competition for household audiences and advertisers. Advances in technology have offered audiences more choices for entertainment and information including cable TV, satellite, video on demand, videocassette recorders, personal video recorders, video games, Internet and DVDs. Advertisers are also presented with a variety of media in which to promote themselves and we compete for advertising dollars not only with local television stations in our market, but with other media including newspapers, radio, cable, outdoor and the Internet. For national sales, we compete with television broadcast networks and cable networks and print media.

We believe that our investment in digital television (“DTV”) is one way that will assist us in effectively competing with other media sources. Since DTV has the capacity for multiple channels, it would allow us to broadcast a combination of different channels with varying degrees of visual and sound quality, which would be of higher quality than present-day television. We could also provide interactive data services on these same channels. Since 1998 we have spent $54.8 million in capital expenditures to complete our transition to digital. While, implementation of DTV will improve the technical quality of our over-the-air broadcast television it is possible that the conversion may reduce a station’s geographical coverage area. We cannot predict the precise effect that converting to DTV will have on our business.

We believe local news drives audience viewership and ultimately increases market share. Therefore, to remain competitive we continue to invest in our local news operations through improved technology such as Doppler radar, news editing systems and news helicopters. News helicopters allow our stations access to the latest breaking news stories giving stations a competitive advantage over other stations in the market. Prior to 2003, we had three helicopters serving our Norfolk-Portsmouth-Newport News, VA, Indianapolis, IN and Austin, TX markets. During 2003, we acquired two additional helicopters. One to serve our stations in Puerto Rico and one to be shared by the Providence, RI-New Bedford, MA and Hartford-New Haven, CT markets.

Industry Trends

Two significant industry-wide factors influenced our performance during 2003. Although historical market trends would have dictated a slight increase in revenue for 2003, despite the loss of substantial political revenue in 2002, the US advertising market experienced a significant slowdown during 2003 as evidenced by a 2.3% decrease in market time sales for television as reported by the Television Bureau of Advertising. This was primarily the result of the war in Iraq, which began in the first quarter of 2003. The market began to stabilize and showed signs of recovery towards the end of the year.

Also, political revenue is a factor when comparing our results for the three-year period. During an election year, political revenue makes up a significant portion of the increase in revenue in that year. Our 2002 results include the impact of additional advertising related to regional elections for governorships and congressional seats. Since 2004 is a presidential election year and political revenues during a presidential election year are generally higher than during a non-presidential election year, we expect a large percentage of our revenue growth in 2004 to be attributable to political revenue.

Significant Other Items

Impacting our 2003 results is an impairment charge of $51.7 million reflected in operating expenses. This charge reflects the write-down of certain broadcast licenses resulting from a discounted cash flow forecast that uses industry averages to determine the fair value of the licenses. The decrease in fair value is the result of the decline in the advertising market during 2001 and 2003, which decreased industry-wide station operation margins. Please refer to the Critical Accounting Policies, Estimates and Recently Issued Accounting Pronouncements section below for more information regarding this impairment charge.

Also during 2003, we redeemed $300.0 million of 8 3/8% Senior Subordinated Notes, repurchased $5.0 million of our 8% Senior Notes and issued $200.0 million of 6 1/2% Senior Subordinated Notes and $125.0 million of 2.5% Exchangeable Senior Subordinated Debentures. These new financings served to reduce our interest expense, which in turn, improved our liquidity from operations. We incurred a $53.6 million charge during 2003 related to this early extinguishment of debt.

In January 2004, we repurchased $24.5 million of our 8% Senior Notes. We incurred a $2.4 million charge during the first quarter of 2004 related to this early extinguishment of debt.

As a result of this improvement in our capital structure we expect interest expense of approximately $38-40 million in 2004.

Business Combinations and Dispositions

We have developed our business through a combination of acquisitions, dispositions and organic growth. We have acquired, or have agreements to acquire, and disposed of the following businesses and assets during 2003:

•	On June 13, 2003, we sold the broadcast licenses and operating assets of KRBC-TV in Abilene, Texas and KACB-TV in San Angelo, Texas for $10.0 million in cash to Mission Broadcasting, Inc.

•	On June 13, 2003, we acquired 13 licenses in the 700 Mhz spectrum for $2.0 million. This spectrum can be utilized for any purpose other than analog television, but in any particular location cannot be used until vacated by incumbent broadcast licenses.

•	On August 22, 2003, we entered into an agreement with Marantha Christian Network Corporation to purchase the broadcast license and operating assets of WIRS-TV in Yauco, Puerto Rico for $4.5 million. This acquisition was completed on January 14, 2004.

Prior to 2003, we acquired, exchanged and disposed of the following businesses and assets:

Type of
Business
Acquisition Date	Business	Transaction	Buyer or Seller	Transaction Price

June 3, 1999	KXTX-TV	Disposition	Southwest Sports Group Holdings LLC	$47.0 million (500,000 units of SSG series A preferred units, par value $100.00 per unit)

June 30, 1999	WOOD-TV	Acquisition	AT&T Corporation	$142.4 million
WOTV-TV*

October 19, 1999	WAPA-TV	Acquisition	Pegasus Broadcasting of San Juan, LLC	$71.8 million

April 1, 2000	WLFI-TV	Exchange	Block Communications, Inc.	66.7% interest in WAND-TV

August 14, 2000	KWCV-TV KNIN-TV	Joint Venture	Banks Broadcasting, Inc.	$16.8 million investment

November 10, 2000	WWLP-TV	Acquisition	Benedek Broadcasting Corporation	$128.0 million

June 5, 2001	WNAC-TV	Acquisition	STC Broadcasting	$2.5 million promissory note

July 25, 2001	WNLO-TV	Acquisition	Western New York Public Broadcasting Association	$26.0 million

August 2, 2001	WJPX-TV	Acquisition	S&E Networks	$11.7 million
WKPV-TV
WJWN-TV

January 31, 2002	WVBT-TV	Acquisition	Beach 43 Corporation	$3.0 million

April 30, 2002	WCTX-TV	Acquisition	K-W TV, Inc.	$4.7 million

April 20, 2002	WNAC-TV	Disposition	Super Towers, Inc.	$2.5 million promissory note

May 2, 2002	WPRI-TV WNAC-TV (operated as an LMA) WEYI-TV WUPW-TV WDTN-TV KRBC-TV KACB-TV	Acquisition	Sunrise Television	$10.3 million of common stock and options

May 2, 2002	KFYR-TV KVLY-TV	Disposition	Smith Television of North Dakota, Inc.	$36.0 million

December 20, 2002	Licenses to 700 MHz spectrum Channels 54 – 59	Acquisition	Federal Communications Commission	$4.3 million

*	We acquired the local marketing agreement rights related to WOTV-TV on June 30, 1999. On January 29, 2002 we acquired the broadcast license and certain operating assets for a total purchase price of $2.9 million.

Critical accounting policies, estimates and recently issued accounting pronouncements

The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. On an on-going basis, we evaluate our estimates, including those related to intangible assets, bad debts, program rights, income taxes, pensions, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Valuation of long-lived assets and intangible assets

We have significant goodwill and intangible assets on our balance sheet. If the value of these assets was impaired by some factor we may be required to record an impairment charge.

We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of the amortization of goodwill and indefinite life intangible assets and the introduction of impairment testing in its place.

We test the impairment of our broadcast licenses annually or whenever events or changes in circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of broadcast licenses with their carrying amount on a station-by-station basis using a discounted cash flow valuation method, assuming a hypothetical startup scenario, that excludes network compensation payments.

We test the impairment of our goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of a station with its carrying amount, including goodwill. The fair value of a station is determined through the use of a discounted cash flow analysis. The valuation assumptions used in the discounted cash flow model reflect historical performance of the station and prevailing values in the markets for broadcasting properties. If the fair value of the station exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the station exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the station’s fair value (as determined in the first step described above) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss shall be recognized in an amount equal to that excess.

As required by SFAS No. 142, we completed a transitional impairment test for goodwill and broadcast licenses as of January 1, 2002 and also an impairment test as of December 31, 2002. As a result of these tests, an impairment of $47.2 million ($30.7 million, net of tax benefit) was recorded in the first quarter of 2002 to reflect the write-down of certain broadcast licenses to their fair value.

We completed our annual test for impairment of goodwill and broadcast licenses as of December 31, 2003 and as a result of this test an impairment of $51.7 million was recorded to reflect the write-down of certain broadcast licenses to their estimated fair value.

The assumptions used in the valuation testing have certain subjective components including, anticipated future operating results and cash flows based on our business plans and overall expectations as to market and economic considerations.

Network Affiliations

Different broadcast companies may use different assumptions in valuing acquired broadcast licenses and their related network affiliations than those that we used. These different assumptions may result in the use of different valuation methods that can result in significant variances in the amount of purchase price allocated to these assets between broadcast companies.

We believe that the value of a television station is derived primarily from the attributes of its broadcast license. These attributes have a significant impact on the audience for network programming in a local television market compared to the national viewing patterns of the same network programming. These attributes and their impact on audiences can include:

•	The scarcity of broadcast licenses assigned by the Federal Communication Commission to a particular market determines how many television networks and other program sources are viewed in a particular market.

•	The length of time the broadcast license has been broadcasting. Television stations that have been broadcasting since the late 1940s, generally channels two to thirteen, are viewed more often than newer television stations.

•	VHF stations, (generally channels two to thirteen) are typically viewed more often than UHF stations (generally channels fourteen to sixty-nine) because these stations have been broadcasting longer than UHF stations and because of the inferior UHF signal in the early years of UHF stations.

•	The quality of the broadcast signal and location of the broadcast station within a market (i.e. the value of being licensed in the smallest city within a tri-city market has less value than being licensed in the largest city within a tri-city market.)

•	The audience acceptance of the broadcast licensee’s local news programming and community involvement. A local television station’s news programming that attracts the largest audience in a market generally will provide a larger audience for its network programming.

•	The quality of the other non-network programming carried by the television station. A local television station’s syndication programming that attracts the largest audience in a market generally will provide larger audience lead-ins to its network programming.

A local television station can be the number one station in a market, regardless of the national ranking of its affiliated network, depending on these factors or attributes listed above. ABC, FOX, NBC, and CBS each have multiple affiliations with local television stations that have the largest prime time audience in the local market in which the station operates.

Other broadcasting companies believe that network affiliations are an important component of the value of a station. These companies believe that VHF stations are popular because they have been affiliating with networks from the inception of network broadcasts, stations with network affiliations have the most successful local news programming and the network affiliation relationship enhances the audience for local syndicated programming. As a result, these broadcasting companies allocate a significant portion of the purchase price for any station that they may acquire to the network affiliation relationship.

In connection with our purchase of Sunrise Television Corp. in May 2002, we acquired broadcast licenses in markets with a number of commercial television stations equal to or less than the number of television networks seeking affiliates. The methodology we used in connection with the valuation of the stations acquired in the Sunrise transaction was based on our evaluation of the broadcast licenses acquired and the characteristics of the markets in which they operated. We believed that in these specific markets we would be able to replace a network affiliation agreement with little or no economic loss to the television station. As a result of this assumption, we ascribed no incremental value to the incumbent network affiliation in each market beyond the cost of negotiating a new agreement with another network and the value of any terms that were more favorable or unfavorable than those generally prevailing in the market. Other broadcasting companies have valued network affiliations on the basis that it is the affiliation and not the other attributes of the station, including its broadcast license, which contributes to the operating performance of that station. As a result, we believe that these broadcasting companies include in their network affiliation valuation amounts related to attributes that we believe are more appropriately reflected in the value of the broadcast license or goodwill.

If we were to assign higher values to its acquired network affiliation agreements and, therefore, less value to its broadcast licenses, it would have a significant impact on our operating results. The following chart reflects the hypothetical impact of the hypothetical reassignment of value from broadcast licenses to network affiliations and the resulting increase in amortization expense assuming a 15-year amortization period assuming that this change would not impact the $51.7 million impairment of broadcast licenses for the year ended December 31, 2003 (in thousands).

		Percentage of Total Value
		Reassigned to Network
		Affiliation Agreements

	As Reported	50%	25%

Balance Sheet (As of December 31, 2003):
Broadcast licenses	$1,083,948	$541,974	$812,961
Other intangible assets, net (including network affiliation agreements)	3,213	472,924	238,068
Statement of Operations (For the year ended December 31, 2003):
Depreciation and amortization of intangible assets	31,890	68,022	49,956
Operating income (loss)	29,707	(6,425)	11,641
Loss from continuing operations	(81,356)	(59,605)	(70,480)
Net loss	(90,390)	(109,241)	(79,514)
Net loss per share	$(1.81)	$(2.19)	$(1.59)

In future acquisitions, the valuation of the broadcast licenses and network affiliations may differ from the Sunrise acquisition values due to different attributes of each station and the market in which it operates.

Valuation allowance for deferred tax assets

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance, in the event that we were to determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period in which such a determination was made.

Revenue recognition

We recognize broadcast revenue during the financial statement period in which advertising is aired. Barter revenue is accounted for at the fair value of the assets or services received, or the advertising time surrendered, whichever is more clearly evident. Management judgment is required to determine which value is more clearly evident. Barter revenue is recorded at the time the advertising is broadcast, and barter expense is recorded at the time the assets or services are used. We recognized barter revenue in the amounts of $11.2 million, $12.4 million and $12.2 million in the years ended December 31, 2003, 2002 and 2001, respectively. We incurred barter expense in the amounts of $10.7 million, $12.3 million and $12.0 million in the years ended December 31, 2003, 2002 and 2001, respectively.

Accounting for stock-based compensation

We account for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the underlying common stock at the date of grant. We adopted the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” through disclosure only.

The following table illustrates the effect on net loss if we had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation:

	Year Ended December 31,

	2003	2002	2001

	(In thousands, except share data)
Net loss, as reported	$(90,390)	$(47,215)	$(61,721)
Add: Stock-based employee compensation expense, as reported, net of related tax effect	88	536	—
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effect	(3,005)	(2,235)	(2,657)

Pro forma net loss	$(93,307)	$(48,914)	$(64,378)

Basic and diluted net loss per common share, as reported	$(1.81)	$(1.13)	$(2.40)
Basic and diluted net loss per common share, pro forma	$(1.87)	$(1.17)	$(2.51)

Allowance for doubtful accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. When analyzing the adequacy of our allowance for doubtful accounts, we analyze our accounts receivable aging, historical levels of bad debts, customer concentrations, customer credit worthiness, and current economic trends. If the financial condition of our customers were to deteriorate, impairing their ability to make payments, additional allowances may be required. Our accounts receivable balance net of allowances for doubtful accounts was $70.9 million and $69.8 million at December 31, 2003 and 2002, respectively.

Amortization of program rights

We charge program rights to operations over the estimated broadcast period of the underlying programs. Program rights are analyzed by management on an ongoing basis through a review of ratings, among other factors. If the projected future net revenues is less than the current carrying value of the program rights due to poor ratings, we write-down the program rights assets to equal the amount of projected future net revenues. Our program rights balance was $28.7 million and $23.1 million at December 31, 2003 and 2002, respectively.

Recently issued accounting pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51.” This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Our application of FIN 46 will result in the consolidation of the assets, liabilities and non-controlling interests of Banks Broadcasting, Inc. into our financial statements at their fair value determined at the date that the Interpretation first applies, which for us is March 31, 2004, as it is not practicable for us to determine the carrying amount at such date. The difference, if any, between the fair value of the newly consolidated assets over the reported amount of any previously held interests and the fair value of newly consolidated liabilities and non-controlling interests shall be recognized as a cumulative effect of an accounting change. Our maximum exposure to loss is limited to our investment in Banks Broadcasting, Inc. of approximately $11.3 million as of December 31, 2003.

We operate two television stations under local marketing agreements (“LMA agreement”). An LMA agreement is a contract between two separately owned broadcast licensees serving a common television market where the broadcast licensee (“LMA Operator”) of one station contracts with another broadcast licensee (“LMA Licensee”) to operate the LMA Licensee’s broadcast license for an agreed upon schedule of cash payments. Under the LMA agreement, the LMA Operator provides substantial portions of the programming for airing on the LMA Licensee’s station and sells the advertising time associated with that programming. The broadcast license of the LMA station is subject to the ultimate programming and other controls exercised by the LMA licensee. The two LMA Licensees, with which we have LMA agreements, hold the broadcast licenses and we hold the option to buy their broadcast licenses for approximately $4.1 million. In addition, these two LMA Licensees have limited operating costs associated with the management of those broadcast licenses.

We believe that the terms of our LMA and related purchase option arrangements identify the entities owning the related broadcast licenses as Variable Interest Entities (“VIE”) under FIN 46. However, the purchase option arrangements do not oblige us to absorb the entities’ expected losses, if they occur, beyond the premium paid for such options. We do not believe that these option premiums are significant in comparison to expected losses over the life of the broadcast licenses and, therefore, do not identify ourselves as the party that will absorb a majority of such expected losses. We note that since March 2002 neither of our LMA arrangements have put options. Based on this assessment, we do not believe that FIN 46 will require the consolidation of the entities owning the broadcast licenses. Our maximum exposure to loss is limited to approximately $1.0 million, which represents the current premium paid in respect of the purchase options.

On April 30, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 amends SFAS No. 133 and certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. We do not believe that SFAS No. 149 will have a significant impact on our reported financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003, with the exception of certain provisions which the FASB has deferred. The adoption of the new standard does not impact our results of operations or financial position.

In December 2003, the FASB revised SFAS No. 132, “Employers Disclosures about Pensions and Other Postretirement Benefits”. This statement requires additional disclosures about pension plans and other postretirement benefit plans to those in the original SFAS No. 132, however, it does not change the measurement or recognition of those plans.

Results of Operations

Set forth below are the significant factors that contributed to our operating results for the years ended December 31, 2003, 2002 and 2001. Our results of operations from year to year are significantly affected by the impact of our acquisitions of Sunrise Television Corporation (“Sunrise”) in 2002 and WNLO-TV, WNAC-TV, WJPX-TV, WKPV-TV and WJWN-TV in 2001. As a result, our future reported financial results may not be comparable to the historical financial information and comparisons of any years may not be indicative of future financial performance. Our results of operations for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Year Ended December 31,

		% Change		% Change
		2003 to		2002 to
	2003	2002	2002	2001	2001

	(Numbers are in thousands)
National time sales	$125,357	3%	$121,967	17%	$104,164
Local time sales	246,832	6%	232,401	24%	187,702
Political time sales	4,485	(82)%	25,269	696%	3,633
Agency commissions	(62,818)	0%	(62,561)	30%	(48,242)
Network compensation	10,874	5%	10,341	13%	9,137
Barter revenue	11,132	(10)%	12,421	2%	12,204
Other revenue	6,551	58%	4,142	70%	2,440

Net revenues	342,413	0%	343,980	27%	271,038
Operating costs and expenses:
Direct operating (excluding depreciation of $30.7 million, $27.6 million and $22.8 million for the years ended December 31, 2003, 2002, and 2001, respectively)	99,618	5%	94,871	17%	81,373
Selling, general and administrative	88,876	13%	78,745	22%	64,630
Amortization of program rights	24,441	19%	20,566	(6)%	21,847
Corporate	16,101	29%	12,508	48%	8,436
Restructuring charge	115	(87)%	909	—	—
Depreciation and amortization of intangible assets	31,890	13%	28,266	(43)%	65,925
Impairment of broadcast licenses	51,665	—	—	—	—

Total operating costs and expenses	312,706	33%	235,865	(3)%	242,211

Operating income	$29,707	(72)%	$108,115	375%	$28,827

Three-Year Comparison

Net Revenues

Net revenues consist primarily of national and local airtime sales, net of sales adjustments and agency commissions. Additional, but less significant, amounts are generated from network compensation, internet revenues, barter revenues, production revenues, tower rental income and carriage or retransmission agreements.

Net revenues remained relatively flat at $342.4 million for the year ended December 31, 2003 compared to net revenue of $344.0 million for the prior year. The parity in net revenue is due largely to the May 2002 acquisition of the Sunrise television stations, which resulted in an additional $10.8 million of net revenue for the year ended December 31, 2003 offset by a decrease in time sales due to the slowdown in the advertising market experienced during 2003, beginning in the first quarter of 2003 with the outbreak of war in Iraq. The market began to stabilize and showed signs of recovery towards the end of the year and we believe that the recovery will continue in 2004.

Political revenues decreased $20.8 million for the year ended December 31, 2003 compared to the prior year as a result of the 2002 campaign election cycle.

Net revenues increased $72.9 million or 27% for the year ended December 31, 2002 compared to the prior year. The increase is due to an increase in political revenue of $21.6 million for the 2002 campaign election cycle and a general improvement in the advertising market of $15.6 million. Included in these increases are the results of the Sunrise acquisition, which contributed an additional $35.0 million of net revenues for the year ended December 31, 2002.

Network compensation represents amounts paid to us for broadcasting network programming provided by CBS, NBC, and ABC less amounts we pay to FOX and the WB for broadcasting their network programming. Network compensation increased $533,000 or 5% for the year ended December 31, 2003 compared to the prior year largely due to the May 2002 acquisition of the Sunrise television stations, which resulted in an additional $375,000 of network revenue. Network compensation increased $1.2 million or 13% for the year ended December 31, 2002 compared to the prior year primarily as a result of the Sunrise acquisition. We currently have long-term agreements with all of our NBC affiliates, our ABC and CBS affiliation agreements are up for renewal at various points over the next two years. If non-renewal or termination of a network affiliation agreement occurs we could lose or experience a decrease in our network compensation.

Operating Costs and Expenses

Direct operating expenses (excluding depreciation and amortization of intangible assets), consists primarily of news, engineering, programming and music licensing costs, increased $4.7 million or 5% for the year ended December 31, 2003 compared to the prior year. The increase was primarily attributable to the May 2002 acquisition of the Sunrise television stations, which resulted in an additional $4.9 million of direct operating expenses. Our direct operating expenses (excluding depreciation and amortization of intangible assets) at our stations other than the Sunrise stations were relatively flat in 2003 as a result of savings associated with us centralizing our master control transmission facilities, which offset general cost increases in the market.

Direct operating expenses (excluding depreciation and amortization of intangible assets) increased $13.5 million or 17% for the year ended December 31, 2002 compared to the prior year. This increase was primarily due to the Sunrise acquisition that added $10.1 million in direct operating expenses during 2002.

Selling, general and administrative expenses, consists primarily of employee salaries, sales commissions and other employee benefit costs, advertising and promotional expenses, increased $10.1 million or 13% for the year ended December 31, 2003 compared to the prior year. Of the $10.1 million change, $5.7 million is the result of the May 2002 acquisition of the Sunrise television stations. The remaining increase is primarily due to a $964,000 increase in pension expense due to market conditions affecting our retirement funds and a $751,000 increase in property tax expense due to a combination of the addition of digital equipment and a general increase in tax rates. We also experienced an increase in insurance expense of $825,000 due to general rate increases in the current insurance market and an increase of $691,000 in legal expenses primarily due to successful labor negotiations at several of our stations. Selling expenses remained consistent as a percentage of net revenue at 3.7%, 3.2% and 3.4% for the years ended December 31, 2003, 2002 and 2001, respectively.

Selling, general and administrative expenses increased $14.1 million or 22% for the year ended December 31, 2002 compared to the prior year. We experienced a $10.6 million increase in selling costs during 2002 directly related to the increase in net revenue. The remaining increase is primarily due to the Sunrise acquisition.

Amortization of program rights represents costs associated with the acquisition of syndicated programming, features and specials. Program rights are amortized over the estimated broadcast period of the underlying programs. If the projected future net revenues from broadcast is less than the current carrying value of the program rights due to poor ratings, we would be required to write-down the program rights assets to equal the amount of projected future net revenues. Amortization of program rights increased $3.6 million or 19% for the year ended December 31, 2003 compared to the prior year. The increase is primarily due to the May 2002 acquisition of the Sunrise television stations, which resulted in an additional $1.8 million of amortization expense and $2.6 million as a result of writing down several program rights due to lower future projections for those programs.

Amortization of program rights decreased $1.3 million or 6% for the year ended December 31, 2002, compared to the prior year. This decrease is due to lower program costs of approximately $3.3 million at WAPA-TV, in Puerto Rico, partially offset by an increase of $2.5 million due to the Sunrise acquisition.

Corporate expenses, related to costs associated with the centralized management of our stations, increased $3.6 million or 29% for the year ended December 31, 2003 compared to the prior year. There was an increase in our pension expense of approximately $729,000 due to market conditions affecting our retirement funds, $379,000 in directors and officers insurance expense, $1.1 million in professional fees as a result of increased activities related to corporate governance and related compliance activities and $307,000 in due diligence expenditures related to potential acquisitions. These increases are partially offset by a reduction in oversight and monitoring fees paid to Hicks, Muse, Tate & Furst of approximately $305,000 and a reduction of $280,000 in management income from Sunrise.

Corporate expenses increased $4.1 million or 48% for the year ended December 31, 2002, compared to the prior year. This increase is due to additional pension expense of $1.6 million due to market conditions affecting our retirement funds, an increase of $700,000 in directors and officers’ insurance expenses. In addition, we incurred a compensation charge of $600,000 related to severance and retirement compensation for a senior executive, an additional bonus charge of $500,000 related to improved operating income and due diligence fees in connection with potential acquisitions of $500,000 in 2002. These increases were offset by a reduction in the Hicks Muse Partners monitoring and oversight agreement fees of $900,000.

Depreciation and amortization of intangible assets increased $3.6 million or 13% for the year ended December 31, 2003 compared to the prior year. The increase is partially due to the May 2002 acquisition of the Sunrise television stations, which resulted in an additional $1.6 million of depreciation and amortization expense. The remaining increase is the result of increased capital additions related to the digital conversion and maximization efforts and the clustering of our master control transmission facilities.

We completed our annual impairment test for goodwill and broadcast licenses and recorded a non-cash impairment charge of $51.7 million reflected in operating expenses. This charge reflects the write-down of certain broadcast licenses resulting from a discounted cash flow forecast that uses industry averages to determine the fair value of the licenses. The decrease in fair value is the result of the decline in the advertising market during 2001 and 2003, which decreased industry station operating margins.

Depreciation and amortization of intangible assets decreased $37.7 million for the year ended December 31, 2002, compared to the prior year. This decrease is primarily due to the discontinuance of the amortization of goodwill and broadcast licenses, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, and the replacement of such amortization by periodic impairment testing.

As a result of centralizing the master control transmission facilities in Indianapolis, Indiana and Springfield, Massachusetts, we recorded a pre-tax restructuring charge for the year ended December 31, 2002 of approximately $909,000 for severance pay and benefits relating to the termination of 60 full time equivalent employees in the master control, sales support and business office areas in the fourth quarter of 2002. All employees had been informed of their termination benefits in the period that the charge was recorded. We paid approximately $402,000 for severance pay and benefits through December 31, 2002. We recorded an additional $115,000 of restructuring charges in the year ended December 31, 2003. We have paid $703,000 through December 31, 2003 and expect to pay the balance of approximately $321,000 during the first quarter of 2004.

Other (Income) Expense

The following table summarizes our total interest expense:

	Year Ended December 31,

	2003	2002	2001

Senior Credit Facility	$8,680	$5,484	$26,339
$205,000 8% Senior Notes	18,683	17,521	10,149
$200,000 6½% Senior Subordinated Notes	8,703	—	—
$125,000 2.50% Exchangeable Senior Subordinated Debentures	4,832	—	—
$300,000 8⅜% Senior Subordinated Notes	12,515	29,045	27,519
$276,000 10% Senior Discount Notes	4,973	32,695	28,219
$100,000 10% Senior Discount Notes	2,119	8,167	5,303
Other	—	2,863	117

Total interest expense	$60,505	$95,775	$97,646

Interest expense decreased $35.3 million for the year ended December 31, 2003 or 37% compared to the prior year due to the early repayment of LIN Television’s 8⅜% Senior Subordinated Notes and the remaining outstanding debt of LIN Holdings, consisting of $276.0 million aggregate principal amount of 10% Senior Discount Notes due 2008 and $100.0 million aggregate principal amount of 10% Senior Discount Add-On Notes due 2008. This decrease was partially offset by interest obligations resulting from the issuance in May 2003 of the 6½% Senior Subordinated Notes due 2013 and the 2.50% Exchangeable Senior Subordinated Debentures due 2033. Interest expense decreased 2% to $95.8 million for the year ended December 31, 2002, from $97.6 million for the prior year. This decrease was primarily due to the repayment of $192.3 million of debt outstanding under our senior credit facilities with proceeds from the initial public offering.

Investment income, consisting of investment income earned on cash balances and accrued interest on our preferred units in Southwest Sports Group, decreased to $1.0 million for the year ended December 31, 2003 compared to $3.1 million for the prior year. The decrease is a result of the redemption of all 500,000 of Southwest Sports Group’s Series A Preferred Units on May 7, 2002 and the elimination of significant cash balances from the same period last year. Investment income decreased 21% to $3.1 million for the year ended December 31, 2002, from $4.0 million for the prior year, due to the redemption of all 500,000 of Southwest Sports Group’s Series A Preferred Units on May 2, 2002, which resulted in a gain of $3.8 million, partially offset by an increase in investment income earned on cash and cash equivalent balances.

Share of income in equity investments decreased to $478,000 for the year ended December 31, 2003 compared to $6.3 million for the prior year. This decrease was primarily the result of the operating performance of the stations included in our joint venture with Banks Broadcasting, Inc. and WAND (TV) Partnership. Share of income in equity investments increased to $6.3 million for the year ended December 31, 2002, from a loss in equity investments of $4.1 million for the prior year. This increase was primarily the result of improved operating performance of the stations included in our joint venture with NBC.

The gain on derivative instruments, derived from the mark-to-market of such instruments, decreased to $2.6 million for the year ended December 31, 2003 compared to $5.6 million for the prior period. The derivative instruments in the current year consist of the embedded derivatives within our 2.50% Exchangeable Senior Subordinated Debentures while the prior year instruments consisted of interest rate collars and cap and swap arrangements. Gain or loss on derivative instruments, for the year ended December 31, 2002, increased to a gain of $5.6 million from a loss of $5.6 million for 2001. This increase was due to fluctuations in market interest rates.

We recorded a loss of $53.6 million for the year ended December 31, 2003, related to the write-off of unamortized financing fees and discounts and associated costs in connection with the early extinguishment of all of the LIN Holdings 10% Senior Discount Notes, the LIN Television 8⅜% Senior Subordinated Notes and $5.0 million extinguishment of the LIN Television 8% Senior Notes due 2008.

We incurred a $16.0 million expense in 2002 related to the termination of the monitoring and oversight agreement with Hicks Muse Partners and the amendment of the financial advisory agreement with Hicks Muse Partners to eliminate the terms requiring the payment of transaction fees.

We recorded in other expenses a loss of $2.8 million related to an investment in an internet company in the second quarter of 2002 and $250,000 in the second quarter of 2003. This amount reflects an impairment of our initial investment as a result of a reduction in the value of the internet company, which in the opinion of management, is other than temporary.

Provision for Income Taxes

Our provision for income taxes decreased to approximately $9.2 million for the year ended December 31, 2003, from a provision of $25.5 million for the prior year. The federal and state provisions for the year ended December 31, 2003 are primarily created by an increase in the valuation allowance against the increase in the Company’s net deferred tax asset position during the year. The foreign provision for the year ended December 31, 2003 is primarily created as a result of foreign operating income for the year ended December 31, 2003. The provision for the year ended December 31, 2002 was primarily attributed to book income for the year and a charge of $17.1 million to initially establish a valuation allowance against the Company’s net deferred tax asset position.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. We record deferred tax liabilities relating to the difference in the book and tax basis of goodwill and intangibles. Prior to January 1, 2002, the reversals of those deferred tax liabilities were utilized to support the recognition of the deferred tax assets we recorded. As a result of the adoption of SFAS No. 142, those deferred tax liabilities no longer reverse on a scheduled basis and can no longer be utilized to support the realization of deferred tax assets.

Our provision for income taxes increased to approximately $25.5 million for the year ended December 31, 2002, from a benefit of $20.6 million for the prior year. This increase was primarily due to recording a non-cash charge of approximately $19.9 million to establish a valuation allowance against our deferred tax assets in the quarter ended March 31, 2002. We reduced this valuation allowance, resulting in a reduction of the provision, to $17.1 million as of December 31, 2002. The reduction was due to a corresponding decrease in deferred tax assets during the year ended December 31, 2002.

We had net cash tax payments of approximately $5.8 million for the year ended December 31, 2003 and $1.0 million for each of the years ended December 31, 2002 and 2001.

Liquidity and Capital Resources

Our principal sources of funds for working capital have historically been cash from operations and borrowings under our senior credit facilities as well as funds from our initial public offering in May 2002. At December 31, 2003, we had cash of $9.5 million and a $191.9 million committed revolving credit facility of which $22.0 million is outstanding at December 31, 2003, leaving $169.9 million committed, but undrawn. We have the ability to increase the revolving credit commitments up to $235.0 million.

Contractual Obligations

The following table summarizes our estimated material contractual cash obligations at December 31, 2003 (in thousands):

	2004	2005-2007	2008-2009	Thereafter	Total

Principal payments and mandatory redemptions on debt(1)	$31,500	$186,500	$305,500	$200,000	$723,500
Cash interest on debt(2)	38,615	104,333	33,293	117,102	293,343
Capital expenditures(3)	—	—	—	—	—
Program payments(4)	21,574	31,058	2,448	1,278	56,358
Operating leases(5)	661	1,454	361	2,645	5,121
Local marketing agreement payments(6)	1,122	2,204	—	—	3,326
Acquisitions of broadcast licenses and operating assets(7)	9,274	—	—	—	9,274

Total	$102,746	$325,549	$341,602	$321,025	$1,090,922

(1)	We are obligated to repay our Senior Credit Facility in December 2007, our 8% Senior Notes in 2008, our 6½% Senior Subordinated Notes in May 2013 and our 2.50% Exchangeable Senior Subordinated Debentures in May 2033. However, the holders of our 2.50% Exchangeable Senior Subordinated Debentures can require us to purchase all or a portion of the debentures on each of May 15, 2008, 2013, 2018, 2023 and 2028.

(2)	We have contractual obligations to pay cash interest on our Senior Credit Facility, as well as commitment fees of approximately 0.50% on our Senior Credit Facility through 2007, on our 8% Senior Notes through 2008, on our 6½% Senior Subordinated Notes through 2013, and our 2.50% Exchangeable Senior Subordinated Debentures through 2033. We may pay contingent interest to holders of the debentures during any six-month period commencing May 15, 2008, if the average trading price of the debentures for a five trading day measurement period immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the debentures. The contingent interest equals 0.25% per annum per $1,000 principal amount of debentures.

(3)	Our capital expenditures primarily include purchases of broadcasting equipment, studio equipment, vehicles and office equipment to improve the efficiency and quality of our television broadcasting operations and may fluctuate as a result of a number of factors, including factors such as Federal Communication Commission regulatory compliance expenditures and periodic maintenance requirements. We do not currently have any committed capital expenditures for years beyond 2003.

Our capital expenditures were $28.4 million, $39.3 million and $21.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. We expect that we will make capital expenditures of approximately $30.0 million in the year ended December 31, 2004, of which approximately $7.0 million will be required to complete the transition to digital. Since December 31, 1998, we have invested approximately $54.8 million to prepare our towers and transmitter buildings for the transition to digital television. We anticipate that we will be able to meet our currently anticipated capital expenditure requirements with internally generated funds and borrowings.

(4)	We have entered into commitments for future syndicated news, entertainment, and sports programming. We have recorded $34.3 million of program obligations as of December 31, 2003 and have unrecorded commitments of $22.1 million for programming that is not available to air as of December 31, 2003.

(5)	We lease land, buildings, vehicles and equipment under non-cancelable operating lease agreements.

(6)	We have entered into options agreements that would enable us to purchase KNVA-TV and WNAC-TV for a fixed amount under certain conditions. In connection with WNAC-TV and KNVA-TV, we are committed to pay minimum future periodic fees totaling $3.3 million as of December 31, 2003.

(7)	We have entered into an agreement with Marantha Christian Network Corporation to purchase the broadcast license and certain operating assets of WIRS-TV in Yauco, Puerto Rico for $4.5 million, of which $226,000 has been paid as a deposit in 2003. In addition, we have entered into an agreement with Laura Nicolau to purchase the broadcast license and certain operating assets of WTIN-TV in Ponce, Puerto Rico for $5.0 million, subject to FCC approval.

The following table sets forth the components of our net cash provided by operating activities (in thousands):

	Year Ended December 31,

			2003 vs.		2002 vs.
	2003	2002	2002	2001	2001

	(In thousands)
Cash collected from customers	$401,577	$388,358	$13,219	$309,687	$78,671
Network compensation payments received	11,156	10,531	625	9,137	1,394
Cash received from other revenue	8,112	4,320	3,792	6,551	(2,231)
Cash paid for employee compensation and benefits	(131,088)	(106,346)	(24,742)	(92,401)	(13,945)
Cash paid for program payments	(23,029)	(22,475)	(554)	(22,386)	(89)
Cash paid for interest	(52,722)	(48,435)	(4,287)	(50,348)	1,913
Cash paid for taxes	(5,758)	(1,029)	(4,729)	(1,048)	19
Cash paid for all other operating expenses	(155,710)	(149,894)	(5,816)	(117,000)	(32,894)

Net cash provided by operating activities	$52,538	$75,030	$(22,492)	$42,192	$32,838

Net cash provided by operating activities decreased $22.5 million to $52.5 million for the year ended December 31, 2003 compared to $75.0 million for the prior year. This decrease is the result of an increase in cash paid to employees of $24.7 million, which is the result of $5.2 million related to the Sunrise acquisition, $11.5 million related to the timing of salary and bonus payments and $8.0 million due to a general market increase in the rates of compensation and benefits. Also contributing to the decrease in operating cash flow is an increase in cash paid for other operating expenses of $5.8 million, which is primarily the result of the Sunrise acquisition. Offsetting these was an increase in cash collected from customers of $13.2 million, which was the result of improved collections on our accounts receivable.

Net cash provided by operating activities increased $32.8 million to $75.0 million for the year ended December 31, 2002 compared to $42.2 million for the prior year. This increase is the result of the increase in cash collected from customers, which is primarily the result of additional net revenue in 2002 of $40.6 million due to the Sunrise acquisition, $22.4 million in increased political revenue and $15.6 million attributable to a general improvement in the advertising market during 2002. Offsetting these was an increase in cash paid for employee compensation and benefits and cash paid for other operating expenses which is primarily the result of the Sunrise acquisition in 2002.

Net cash provided by investing activities decreased $23.4 million to $10.0 million for the year ended December 31, 2003 compared to $33.4 million for the prior year. This decrease is primarily the result of the sale of the North Dakota stations during 2002, which resulted in proceeds of $36.0 million and proceeds of $60.8 million from the redemption of our preferred units in Southwest Sports Group during 2002. These items were offset by $23.7 million of additional proceeds in 2003 resulting from the redemption of our short-term investments.

Net cash provided by investing activities was $33.4 million for the year ended December 31, 2002 compared to net cash used in investing activities of $56.4 million for the prior year. The increase was primarily the result of the $60.8 million in proceeds from the redemption of our Southwest Sports Group preferred units, $38.5 million in proceeds from the sale of the North Dakota stations and the broadcast license of WNAC-TV, and a $1.5 million deposit on the agreement to sell the Texas stations, offset by the purchase of $23.5 million of short-term investments and a decrease of $37.0 million for business combinations.

Net cash used in financing activities was $196.7 million for the year ended December 31, 2003 compared to net cash provided by financing activities of $18.2 million for the prior year. This change was principally the result of the principal payments on the LIN Television 8 3/8% Senior Subordinated Notes due in 2008 in the aggregate principal amount of $300.0 million, the LIN Holdings 10% Senior Discount Notes due 2008 in the aggregate principal amount of $276.0 million and the LIN Holdings 10% Senior Add-on Discount Notes due 2008 in the aggregate principal amount of $100.0 million, offset by $500.0 million of proceeds from the combination of the issuance of the 6 1/2% Senior Subordinated Notes due 2013, the issuance of the 2.50% Exchangeable Senior Subordinated Debentures due 2033 and draw downs under our Senior Credit Facilities. The change was also affected by the issuance of our initial public offering of common stock in 2002, which resulted in net proceeds of $399.9 million.

Net cash provided by financing activities was $18.2 million for the year ended December 31, 2002, compared to $23.6 million for the prior year. The change was primarily due to $399.9 million in net proceeds from the initial public offering of common stock, partially offset by an increase in principal payments on debt of approximately $105.6 million, redemption of Sunrise preferred stock of approximately $10.8 million, and a reduction of $267.0 million in proceeds from long-term debt from period to period.

Based on the current level of our operations and anticipated future growth, both internally generated as well as through acquisition, we believe that our cash flows from operations, together with available borrowings under our senior credit facilities, will be sufficient to meet our anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the next 12 months and for the foreseeable future.

Description of Indebtedness

The following is a summary of our outstanding indebtedness (in thousands):

	December 31,

	2003	2002

Senior Credit Facilities	$193,500	$—
$205,000, 8% Senior Notes due 2008 (net of discount of $4,706 and $5,996 at December 31, 2003 and December 31, 2002, respectively)	200,294	204,004
$200,000, 6 1/2% Senior Subordinated Notes due 2013	200,000	—
$125,000, 2 1/2% Exchangeable Senior Subordinated Debentures due 2033 (net of discount of $18,427 at December 31, 2003)	106,573	—
$300,000, 8 3/8% Senior Subordinated Notes due 2008 (net of discount of $364 at December 31, 2002)	—	299,636
$276,000, 10% Senior Discount Notes due 2008 (net of discount of $4,443 at December 31, 2002)	—	271,557
$100,000, 10% Senior Discount Notes due 2008 (net of discount of $10,677 at December 31, 2002)	—	89,323

Total debt	700,367	864,520
Less current portion	7,000	106,154

Total long-term debt	$693,367	$758,366

The following is a summary of interest expense that is recorded during the period, which is paid in cash during the period or in subsequent periods, and the interest expense related to amortization of discount and deferred financing fees (in thousands):

	Year Ended December 31,

	2003	2002	2001

Components of interest expense:
Senior Credit Facility	$7,194	$3,928	$24,029
$205,000 8% Senior Notes	16,783	16,800	9,100
$200,000 6 1/2% Senior Subordinated Notes	8,393	—	—
$125,000 2.50% Exchangeable Senior Subordinated Debentures	2,110	—	—
$276,000 8 3/8% Senior Subordinated Notes	11,448	25,125	25,125
$325,000 10% Senior Discount Notes	330	—	—
$100,000 10% Senior Discount Notes	194	—	—
Other	—	2,715	100

Interest expense before amortization of discount and deferred financing fees	46,452	48,568	58,354
Amortization of discount and deferred financing fees	14,053	47,207	39,292

Total interest expense	$60,505	$95,775	$97,646

Senior Credit Facility

On February 7, 2003, we obtained a $175.0 million term loan, as part of an amendment to our existing credit facility. In connection with this amendment we recorded approximately $1.2 million of deferred financing costs. In March 2003, we used the proceeds from the loan, a drawdown of $75.0 million from our existing revolving credit facility and cash on hand to retire the debt of our LIN Holdings Corp. subsidiary (“LIN Holdings”), consisting of $276.0 million aggregate principal amount of 10% Senior Discount Notes due 2008 and $100.0 million aggregate principal amount of 10% Senior Discount Add-On Notes due 2008. We incurred a charge of approximately $29.5 million related to the write-off of unamortized financing fees and discounts and associated costs as a result of the early extinguishment of LIN Holdings’ debt.

The repayment of the term loan began on September 30, 2003 with $1.75 million to be repaid each quarter until final maturity on December 31, 2007. The revolving credit facility is available until the scheduled termination date of March 31, 2005. Borrowings under the senior credit facilities bear interest at a rate based, at our option, on an adjusted LIBOR rate, plus an applicable margin range of 2.00% to 2.25% for the term loan and 1.50% to 2.75% for the revolving credit facility depending on whether we have met ratios specified in the senior credit agreement. We are required to pay quarterly commitment fees ranging from 0.375% to 0.750%, based upon our leverage ratio for that particular quarter, on the unused portion of the senior credit facilities, in addition to annual agency and other administration fees.

The revolving credit facility may be used for general corporate purposes including, without limitation, permitted acquisitions and redemptions of our publicly traded securities not to exceed $50.0 million in the aggregate of our common stock and/or our subsidiaries’ publicly-traded indebtedness and we may from time to time request the lenders to increase the aggregate amount of the commitments under the revolving credit facility up to a total of $235.0 million.

Prepayments

The senior credit facility permits us to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. In addition, we are required to make mandatory prepayments of term loans, and thereafter mandatory reductions of our revolving credit commitment, subject to certain exceptions and subject to a reduction to zero based upon our financial performance, in amounts equal to 50% of the net cash proceeds of certain issuances of debt or equity of certain of our subsidiaries; and 100% of the net cash proceeds of certain dispositions of assets.

Mandatory and optional prepayments of the term loans are allocated pro rata between the term loans as applicable, and applied ratably based on the number of remaining installments under each. Any prepayment of adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs.

Covenants

The senior credit facilities contain covenants that, among other things, restrict the ability of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by it, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the senior credit facilities, we are required to comply with specified financial ratios, including minimum interest coverage ratios, maximum leverage ratios and minimum fixed charge coverage ratios.

The senior credit facilities also contain provisions that prohibit any modification of the indentures governing our senior subordinated notes and senior notes in any manner adverse to the lenders and that limits our ability to refinance or otherwise prepay our senior subordinated notes or senior notes without the consent of such lenders.

Events of Default

The senior credit facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA events, judgment defaults, actual or asserted invalidity of any security interest and change of control.

6 1/2% Senior Subordinated Notes

In May 2003, LIN Television issued $200.0 million aggregate principal amount at maturity of 6 1/2% Senior Subordinated Notes due in 2013 in a private placement. LIN Television filed a registration statement with the Securities and Exchange Commission in January 2004 to register an exchange offer allowing holders of the 6 1/2% Senior Subordinated Notes to exchange their notes for notes with essentially identical terms. The registered exchange offer closed in February. We incurred $160,000 in penalty fees in connection with the delay of this registration. The 6 1/2% Senior Subordinated Notes are unsecured and are subordinated in right of payment to all of our existing and future senior indebtedness, including our senior credit facilities and 8% Senior Notes due in 2008, and rank on parity in right of payment with all of our senior subordinated indebtedness, including our 2.50% Exchangeable Senior Subordinated Debentures due in 2033. The 6 1/2% Senior Subordinated Notes are guaranteed, jointly and severally, on an unsecured senior subordinated basis by LIN TV Corp. and LIN Television’s direct and indirect, existing and future, domestic restricted subsidiaries. Financing costs of $4.9 million were incurred in connection with the issuance and are being amortized over the term of the debt. Cash interest on the 6 1/2% Senior Subordinated Notes accrues at 6 1/2% per annum and is payable semi-annually in arrears commencing on November 15, 2003. LIN Television may redeem the 6 1/2% Senior Subordinated Notes at any time on or after May 15, 2008 at the redemption prices set forth below, (if redeemed during the 12 month period beginning on May 15 of each of the years set forth below):

Price
(as a percentage of
Year	outstanding principal amount)

2008	103.250%
2009	102.167%
2010	101.083%
2011 and thereafter	100.000%

LIN Television may also redeem up to 35% of the 6 1/2% Senior Subordinated Notes using proceeds of certain equity offerings completed before May 15, 2006 at 106.5% of the outstanding principal amount thereof plus accrued and unpaid interest to the redemption date.

The 6 1/2% Senior Subordinated Notes are also subject to early redemption provisions in the event of a change of control, which may require LIN Television to repurchase the 6 1/2% Senior Subordinated Notes at a price equal to 101% of the principal amount of the note, together with accrued and unpaid interest. The indenture governing the 6 1/2% Senior Subordinated Notes limits, among other things, the incurrence of additional indebtedness and issuance of capital stock; layering of indebtedness; the payment of dividends on, and redemption of, our capital stock; liens; mergers, consolidations and sales of all or substantially all of our assets; asset sales; asset swaps; dividend and other payment restrictions affecting restricted subsidiaries; and transactions with affiliates.

2.50% Exchangeable Senior Subordinated Debentures

In May 2003, LIN Television issued $125.0 million aggregate principal amount at maturity of 2.50% Exchangeable Senior Subordinated Debentures due in 2033 in a private placement. The resale of the debentures and the shares of Class A common stock issuable upon conversion of the debentures were registered with the Securities Exchange Commission pursuant to a Registration statement which became effective on January 16, 2004. We incurred $96,000 of penalty fees in connection with the delay of this registration. The debentures are unsecured and subordinated in right of payment to all of LIN Television’s existing and future senior indebtedness including its senior credit facilities and 8% Senior Notes due in 2008, and rank on a parity in right of payment with all of its senior subordinated indebtedness, including the 6 1/2% Senior Subordinated Notes due in 2013. The debentures are guaranteed, jointly and severally, on an unsecured senior subordinated basis by LIN TV Corp., and LIN Television’s direct and indirect, existing and future, domestic restricted subsidiaries. Financing costs of $4.2 million were incurred in connection with the issuance and are being amortized over the term of the debt. Cash interest on the debentures accrues at 2.50% per annum and is payable semi-annually in arrears commencing on November 15, 2003. We may redeem for cash all or a portion of the debentures at any time on or after May 20, 2008 at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest. Holders of the debentures may require LIN Television to purchase all or a portion of their debentures on May 15, 2008, 2013, 2018, 2023 or 2028 at 100% of the principal amount, plus accrued and unpaid interest. The debentures are subject to early redemption provisions in the event of a fundamental change in which LIN TV Corp.’s common stock is exchanged for or converted into consideration that is not all or substantially all common stock that is listed on a national securities exchange or quoted on Nasdaq. In addition, the indenture governing the debentures limits, among other things; the incurrence of additional indebtedness and issuance of capital stock; the payment of dividends on, and redemption of capital stock of certain of our subsidiaries; liens; mergers, consolidations and sales of all or substantially all of the assets of certain of our subsidiaries; asset sales; asset swaps; restricted payments and transactions with affiliates.

Contingent Interest. LIN Television will pay contingent interest to holders of the debentures during any six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period beginning May 15, 2008, if the average trading price of the debentures for a five trading day measurement period immediately preceding the beginning of the applicable six-month period equals 120% or more of the principal amount. The contingent interest payable per $1,000 principal amount of debentures is 0.25% per annum. Any contingent interest will be payable on the interest payment date at the end of the relevant six-month period.

Exchange Rights. A holder may exchange each debenture for a number of shares of LIN TV class A common stock, equal to the exchange rate under the following conditions:

•	during any fiscal quarter commencing after June 30, 2003, if the closing sale price of LIN TV common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the base exchange price (initially 120% of $37.28, or $44.7360);

•	during any period in which the credit rating assigned to the debentures by Standard & Poor’s Rate Services (“S&P”) is below B-, or the credit rating assigned to the debentures by Moody’s Investors Services (“Moody’s”) is below B3, or either S&P or Moody’s does not assign a rating to the debentures;

•	during the five business-day period after any five consecutive trading-day period in which the trading price per debenture for each day of that period was less than 98% of the product of the closing sale price of LIN TV common stock and the exchange rate of each such day;

•	if such debentures have been called for redemption; or

•	upon the occurrence of certain corporate transactions, such as a consolidation, merger or binding share exchange pursuant to which shares of LIN TV common stock would be converted into cash, securities or other property.

Exchange Rates. Prior to May 15, 2008, the exchange rate will be determined as follows:

•	if the applicable stock price is less than or equal to the base exchange price, the exchange rate will be the base exchange rate; and

•	if the applicable stock price is greater than the base exchange price, the exchange rate will be determined in accordance with the following formula; provided, however, in no event will the exchange rate exceed 46.2748, subject to the same proportional adjustment as the base exchange rate:

(Applicable Stock Price — Base Exchange Price)
Base Exchange Rate +		× Incremental Share Factor
Applicable Stock Price

On May 15, 2008, the exchange rate will be fixed at the exchange rate then in effect.

The “base exchange rate” is 26.8240, subject to adjustments, and the “base exchange price” is a dollar amount (initially $37.28) derived by dividing the principal amount per debenture by the base exchange rate. The “incremental share factor” is 23.6051, subject to the same proportional adjustment as the base exchange rate. The “applicable stock price” is equal to the average of the closing sale prices of LIN TV Corp.’s common stock over the five trading-day period starting the third trading day following the exchange date of the debentures.

On June 13, 2003, we used the proceeds from the 6 1/2% Senior Subordinated Notes due in 2013 and the 2.50% Exchangeable Senior Subordinated Debentures due in 2033, and borrowings under our senior credit facilities to redeem all of our $300.0 million in outstanding aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2008. We incurred a charge of $23.6 million relating to the write-off of unamortized deferred financing costs and discounts and call premiums in connection with the redemption of the notes for the year ended December 31, 2003.

Embedded Derivative Features. The 2.50% Exchangeable Senior Subordinated Debentures have certain embedded derivative features that are required to be separately identified and recorded at fair value with a mark-to-market adjustment required each quarter. The value of these features on issuance of the debentures was $21.1 million and this amount was recorded as an original issue discount and is being accreted through interest expense over the period to May 2008. The derivative features are recorded at fair market value in other liabilities. We have recorded a gain on derivative instruments in connection with the mark-to-market of these derivative features of $2.6 million for the year ended December 31, 2003.

8% Senior Notes

LIN Television Corporation has outstanding $205.0 million in aggregate principal amount of 8% Senior Notes due January 15, 2008. Interest on these notes accrues at a rate of 8% and is payable semi-annually on January 15 and July 15 of each year. LIN Television Corporation may redeem some or all of these notes at any time on or after January 15, 2005. LIN Television Corporation may also redeem up to 35% of these notes using the proceeds of certain equity offerings completed before January 15, 2004.

These senior notes are general unsecured obligations and rank equally in right of payment with all LIN Television Corporation’s existing and future senior indebtedness and senior in right of payment to all LIN Television Corporation’s existing and future subordinated indebtedness. Each of LIN Television Corporation’s direct and indirect, existing and future, domestic subsidiaries guarantee the senior notes on a senior basis. The indenture governing the senior notes contains a change of control provision which states, among other things, that upon a change of control the holders of these notes may require LIN Television Corporation to purchase all or a portion of their notes at a cash purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. In addition, the indenture governing the senior notes limits, among other things; the incurrence of additional indebtedness and issuance of capital stock; the payment of dividends on, and redemption of capital stock of certain of LIN Television Corporation’s subsidiaries; liens; mergers, consolidations and sales of all or substantially all of the assets of certain of LIN Television Corporation’s subsidiaries; asset sales; asset swaps; restricted payments and transactions with affiliates.

On December 15, 2003 we used cash on hand to repurchase $5.0 million of LIN Television Corporation’s 8% Senior Notes due 2008 in a negotiated transaction with an institutional investor. We incurred a charge of approximately $516,000 related to the write-off of unamortized discounts and associated costs as a result of the early extinguishment of debt.

In January 2004 we drew down funds from our revolving credit facility to repurchase $24.5 million of LIN Television Corporation’s 8% Senior Notes due 2008 in a negotiated transaction with an institutional investor. We incurred a charge of $2.4 million related to the write-off of unamortized discounts and associated costs as a result of the early extinguishment of debt.

GECC Note

GECC provided debt financing in connection with the formation of our joint venture with NBC in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an initial interest rate of 8.0% per annum. During the last five years, the joint venture has produced cash flows to support the interest payments and to maintain minimum levels of required working capital reserves. In addition, the joint venture has made cash distributions to us and to NBC from the excess cash generated by the joint venture of approximately $32.3 million on average each year during the past three years. Accordingly, we expect that the interest payments on the GECC note will be serviced solely by the cash flow of the joint venture. The GECC note is not our obligation, but is recourse to the joint venture, our equity interests therein and to LIN TV Corp., pursuant to a guarantee. If the joint venture were unable to pay principal or interest on the GECC note and GECC could not otherwise get its money back from the joint venture,

GECC could require LIN TV Corp. to pay the shortfall of any outstanding amounts under the GECC note. If this happened, we could experience material adverse consequences, including:

GECC could force LIN TV Corp. to sell the stock of LIN Television held by LIN TV Corp. to satisfy outstanding amounts under the GECC note:

•	if more than 50% of the ownership of LIN Television had to be sold to satisfy the GECC Note, it could cause an acceleration of our senior credit facilities and other outstanding indebtedness; or

•	if the GECC note is prepaid because of an acceleration on default or otherwise, or if the note is repaid at maturity, we may incur a substantial tax liability.

The joint venture is approximately 80% owned by NBC, and NBC controls the operations of the stations through a management contract. Therefore, the operation and profitability of those stations and the likelihood of a default under the GECC note are primarily within NBC’s control.